PURCHASE AGREEMENT
                               FOR
                      IMPROVED REAL ESTATE

       THIS PURCHASE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of the 6th day of February, 2004, by and among AEI REAL ESTATE FUND 85-B LP, a Minnesota limited partnership (hereinafter referred to as "Seller"), RTM OPERATING COMPANY, a Delaware corporation (hereinafter referred to as "Purchaser"), and LAND AMERICA FINANCIAL GROUP, INC. ("Escrow Agent").

                           WITNESSETH:

     WHEREAS,  Seller desires to sell to Purchaser and  Purchaser
desires  to  purchase  from  Seller  certain  real  property   in
accordance with the terms and conditions hereinafter provided.

     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby covenant and agree as follows:

                      ARTICLE I - PROPERTY

     1.1 Purchase of Property. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller, the following: (a) that certain real property lying in Madison County, in the State of Tennessee, being more particularly described on Exhibit "A" attached hereto and incorporated herein by reference, together with all of the tenements, hereditaments, improvements, buildings, fixtures, facilities, appurtenances, rights, easements and rights-of-way incident thereto, including without limitation all rights, title and interest of Seller in and to any and all roads, streets, alleys and ways bounding such property, free and clear of all liens, claims, encumbrances, mortgages, leases, leasehold estates and/or installment sales contracts (collectively, the "Property"); and (b) all of Seller's interest, if any, in the furniture, fixtures, furnishings, machinery and equipment situated on or about the Property which is used in connection with the maintenance, operation or management of the Property, including, but not limited to, those items listed on Exhibit "B" attached hereto and incorporated herein, free and clear of all liens, encumbrances, leases, installment sales agreements, UCC financing statements, security agreements and/or chattel mortgages (collectively, the "Personalty"). A more definitive description of the Property may be obtained by Purchaser having prepared an accurate boundary and topographic survey acceptable to Purchaser (hereinafter referred to as the "Survey"), at Purchaser's election, sole cost and expense.

                   ARTICLE II- PURCHASE PRICE

     2.1  The  purchase price shall be EIGHT HUNDRED  EIGHTY-FIVE
THOUSAND AND NO/l00 DOLLARS ($885,000.00) ("Purchase Price"), with an earnest money deposit being represented by check in the amount of One Thousand and No/l00 Dollars ($1,000.00) (the "Earnest Money"), which shall be delivered within three (3)
business days after Purchaser has received a fully executed duplicate original of this Agreement. The Earnest Money shall be held in escrow by Escrow Agent and shall be considered as a portion of the Purchase Price at Closing. The balance of the Purchase Price shall be payable in cash at Closing. In the event Purchaser fails or refuses to consummate the subject sale for any reason whatsoever, other than either Seller's failure, refusal or inability to perform any of Seller's covenants and agreements hereunder or the failure of any of the conditions to Purchaser's obligation to close hereunder, then Purchaser and Seller agree that the damage which Seller would reasonably be expected to sustain is the amount of the Earnest Money. Purchaser and Seller acknowledge and agree that it would be extremely impracticable and difficult to ascertain the actual damages that would be suffered by Seller in such event. Purchaser and Seller have considered carefully the loss to Seller as a consequence of the negotiation and execution of this Agreement, the personal expense of Seller incurred in connection with the preparation of this Agreement and Seller's performance hereunder, and the other damages, general and special, that Purchaser and Seller realize and recognize Seller will sustain but that Seller cannot, at this time, calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller would reasonably be expected to amount to the Earnest Money, as full, complete and final liquidated damages sustained by the Seller, and Seller shall have no other recourse or remedy, either in law or in equity.

     Accordingly, if all conditions precedent to Purchaser's obligation to consummate the purchase of the Property have been waived by Purchaser or satisfied, and if Seller has performed its covenants and agreements hereunder, but Purchaser has breached its covenants and agreements hereunder and has failed, refused or is unable to consummate the purchase and sale of the Property by the date of the Closing, then the Escrow Agent shall pay the Earnest Money to Seller by check as full, complete and final liquidated damages. Upon delivery of the Earnest Money check to Seller, as above provided, no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement shall, in its entirety, be deemed null, void and of no further force and effect.

                ARTICLE III - DEEDS AND DOCUMENTS

     3.1 Conveyance by Seller to Purchaser shall be by General Warranty Deed, as to the Property, and General Warranty Bill of Sale, as to the Personalty. Such conveyances shall be free from dower or statutory rights, taxes, assessments and all other liens and encumbrances of any kind, without exceptions, unless otherwise specified herein, so as to convey to the Purchaser good and marketable title. Any transfer tax, documentary stamp tax, excise tax and/or use tax imposed on this transaction and/or on Seller's General Warranty Deed shall be paid by Seller. Seller shall pay the recording cost of any recordable closing documents.

     3.2 If the legal description of the Property prepared from the Survey differs from the legal description by which Seller acquired title to the Property, as described in the "Title Company's" "Commitment" for the "Title Policy" (as such terms are defined in Article VII below), then Seller shall also execute and deliver to Purchaser at Closing a Quitclaim Deed, in recordable form, duly executed by Seller and conveying the Property to Purchaser using the Survey legal description.

     3.3 Seller shall deliver to Purchaser at Closing: (a) an Affidavit of vacant possession stating that there are no unrecorded leases of or agreements regarding the Property except as may be in existence between Seller and Purchaser; and (b) a Vendors Affidavit containing such certifications as are required by the Title Company to enable it to delete the "Standard Exceptions" (as described or contained in the Commitment) from the Title Policy to be issued to Purchaser.

     3.4 Seller shall deliver to Purchaser at Closing, a closing statement, duly executed by Seller and Purchaser, setting forth in reasonable detail the financial transaction contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, the allocation of costs specified herein and the source, application and disbursement of all funds.

     3.5   Seller  shall  deliver  to  Purchaser  at  Closing   a
certificate duly executed by Seller setting forth Seller's address and Social Security or tax identification number and certifying that Seller is not a foreign person for purposes of the Foreign Investment in Real Property Tax Act (FIRPTA) and any similar certificate required under applicable State law.



             ARTICLE IV - CONDITIONS TO CLOSING AND
                    CONSUMMATION OF THE SALE

     4.1 Purchaser's obligation to purchase is contingent on Purchaser being able to obtain the following:

          (a) Licenses, permits and other authorizations necessary to construct, open and operate Purchaser's free-standing fast-food drive-through restaurant with its standard pole sign and reader board as well as curb cuts for reasonable traffic access. [This condition precedent has been satisfied.];

          (b) An estoppel letter from Arby's, Inc. regarding the issuance of a franchise to operate an Arby's restaurant at the Property location. [This condition precedent has been satisfied.];

          (c)  Approval  from the RTM, Inc. Board  of  Directors.
     [This condition precedent has been satisfied.]; and

          (d) A non-revocable commitment from an institutional lender or from an investor to provide mortgage loan, sale/lease-back, build-to-suit or other funding for the purchase and development of the Property and Personalty.

In the event Purchaser fails to notify Seller by written notice within one hundred twenty (120) days from the date Purchaser receives a duplicate original of this Agreement fully executed by all parties hereto, including without limitation a legal description of the Property attached hereto as Exhibit "A" (said time period being hereinafter referred to as the "Feasibility Period"), that it has satisfied or waived all these contingencies, then this Agreement shall automatically terminate without the necessity of any further act on the part of either party. In such event Purchaser shall be entitled to the return of the Earnest Money, neither party shall have any further right or remedy against the other, either in law or in equity, the Seller shall be entitled to the return of his deed or other instruments placed in escrow, and the parties shall be released from further liability. In the event Purchaser provides a written notice to Seller that it has satisfied or waived all of these contingencies prior to the expiration of the Feasibility Period, then Closing shall be held at the office of Escrow Agent or by mail and wire. Closing shall take place within ten (10) Business Days after Purchaser's notification to Seller that all of the contingencies of the contract have been fulfilled or waived. Vacant possession of the Property shall be delivered to Purchaser at time of Closing. Risk of loss to the Personalty, the Property and the improvements thereon prior to Closing shall remain with Seller. In the event the final date of the Feasibility Period, the Closing date or any other date on which or by which a party is required to take action or perform hereunder falls on a Saturday, Sunday or Legal Holiday, then the end of the Feasibility Period or the Closing or such other date, as the case may be, shall be extended through the end of the next Business Day following said date.

     4.2 Purchaser proposes to construct, alter, open and use the Property and the improvements therein for the operation of a free-standing fast-food drive-through restaurant, including off-street parking incident thereto and the erection of its standard identification pole sign and reader board. In the event that the Property is restricted by any state, county, municipal or other governmental ordinance, rule or regulation including limited access rules, restrictions or regulations (hereinafter collectively called "zoning) which prohibit, limit or restrict the use of the Property for such purposes, then Purchaser shall, at Seller's expense to be reimbursed at Closing, attempt and use Purchaser's good faith efforts to secure rezoning, special use permits or variances (hereinafter referred to collectively as "Authorizations"), so that the Property may be used for the purposes intended by Purchaser as set forth above. Seller hereby agrees to cooperate fully with



Purchaser in securing and/or attempting to secure such Authorizations, and hereby grants permission to Purchaser to make application for such Authorizations in the name of the Seller. In the event Purchaser is unable to secure such Authorizations within the Feasibility Period, Purchaser may notify Seller in writing of such fact, whereupon this Agreement shall become null and void, Purchaser shall not be obligated to complete the purchase of the Property, and any and all Earnest Money and/or consideration paid to Seller or held in Escrow shall be promptly returned to Purchaser. The determination of the necessity for obtaining such Authorizations or the adequacy of the Authorizations granted shall be within the sole discretion of Purchaser.

     4.3 During the Feasibility Period Seller shall and does hereby authorize and permit Purchaser, its agents, employees and/or contractors, to enter upon the Property to make or update Surveys; to determine the location of utilities; to perform engineering studies and to conduct soil tests and borings on the Property (except where buildings, if any, are now located); to inspect for asbestos and other hazardous substances, as subsequently defined in paragraph 10.4 below; and to conduct so-called "Phase I" and, if necessary, "Phase II" environmental assessments, studies, inspections and tests; with all of the foregoing being to enable Purchaser to determine the Property's suitability for Purchaser's proposed use and improvements. If any conditions unsuitable to Purchaser for such proposed improvements or Purchaser's contemplated use are indicated or revealed thereby, then Purchaser may terminate this Agreement, whereupon both parties shall be released from further performance hereunder, and the Earnest Money deposit shall be returned to Purchaser. If these activities reveal the presence or likelihood of any hazardous substance contamination, as defined in paragraph
10.4 herein, or other toxic materials, present on the Property, and if any city, state, county or federal ordinance, statute, or regulation requires or mandates that such finding be reported to a governmental authority or agency, then Seller hereby expressly directs and authorizes Purchaser and its agents, employees and/or contractors to immediately report and reveal such finding to the appropriate governmental authority or agency, as required. Seller hereby expressly waives and relinquishes any claim for damages against Purchaser and its agents, employees and/or contractors based upon or resulting from such reporting of such findings.

              ARTICLE V - CASUALTY AND CONDEMNATION

     5.1 If, prior to Closing, any part of the Property is condemned or appropriated by public authority or any party exercising the right of eminent domain, or is threatened thereby, or if the buildings and improvements on the above-described Property shall be destroyed or materially damaged by fire, windstorm, explosion or other casualty, then this Agreement shall, at the election of Purchaser made by written notice to Seller, become null and void, whereupon the Earnest Money and any consideration paid by the Purchaser to or for the benefit of the Seller shall be promptly repaid. Should the Purchaser elect to not terminate this Agreement, the Purchase Price shall be reduced by the amount of the award or proceeds payable and/or credited to Seller.

                ARTICLE VI- UTILITY AVAILABILITY

     6.1 [Intentionally Deleted.]

                 ARTICLE VII- EVIDENCE OF TITLE

     7.1 Purchaser shall have the right to order a title insurance binder (the "Commitment"), on the Property prepared by a national title insurance company (the "Title Company"), acceptable to Purchaser. Seller shall provide a current abstract of title to the Title Company, if required, and shall pay for any costs incurred in title searches and at Closing shall pay for an owner's title insurance policy (the "Title Policy"), insuring Purchaser in the amount of the Purchase Price, in A.L.T.A. Form B (or its equivalent if this form is not available) with the Standard Exceptions deleted. Seller shall also pay for any premium associated with the deletion of the Survey exception. At Closing, Seller will convey a good and marketable fee simple title to the Property, and good and marketable title to the Personalty, with all of the same being free, clear and unencumbered, except those matters that Purchaser has suffered, caused, or permitted to accrue.

     7.2 Purchaser shall have until Closing to examine title to the Property and submit title objections. Purchaser shall advise Seller of any defects, objections, liens or encumbrances affecting title to the Property as disclosed by such examination. Purchaser shall also have until Closing to discover and notify Seller of title defects or objections revealed by the Survey of the Property. If upon such title examination and Survey, title is found to be objectionable, or thereafter, if the status of title changes and Purchaser notifies Seller of such objection or objections in writing, then Seller shall have until the date of Closing, or ten (10) days from the date of the receipt of such notice, whichever date first occurs, to cure, satisfy, remove or terminate any such objection. In the event Seller fails or refuses to cure, satisfy, remove or terminate any such objection or objections within said ten (10) day period or prior to Closing, whichever date first occurs, then Purchaser may, at its option elect, to:

          (a)   Waive   any   objections   and   consummate   the
     transaction subject to such objections; or

          (b) Terminate this Agreement by written notice to Seller, whereupon all Earnest Money shall be refunded to Purchaser, and thereafter, no party to this Agreement shall have any further rights, obligations or liabilities hereunder; or

          (c) Extend the Closing Date for up to thirty (30) days by written notice to Seller, in order to permit Seller additional time to cure such objections.

     7.3 [Intentionally Deleted.]

                    ARTICLE VIII- COMMISSIONS

     8.1 Any and all real estate and other commissions or other broker's or finder's fees and/or expenses incident to this sale shall be paid by the Seller. Seller hereby indeninifles and holds harmless the Purchaser from and against all claims, loss, liability, damages, costs and expenses (including without limitation reasonable counsel fees) resulting from any claims that may be made against the Purchaser by reason of this Agreement and/or the transaction contemplated hereby.

             ARTICLE IX - TAXES AND UTILITY CHARGES

     9.1 All municipal, county, state and federal transfer taxes, personal property taxes, real property taxes, sales taxes, water bills, utility bills of any nature, as well as special assessments, shall be paid by Purchaser pursuant to the Lease encumbering the Property between Purchaser and Seller.

             ARTICLE X - REPRESENTATIONS. WARRANTIES
                     AND COVENANTS OF SELLER

     To induce the Purchaser to enter into this Agreement, Seller makes the representations, warranties and covenants hereinafter contained, each of which is material to and is relied upon by Purchaser. Seller represents, warrants and covenants as follows:

     10.1Authority to Sell. Seller has the right, power and authority to enter into this Agreement and to sell the Property to Purchaser in accordance with the terms and conditions hereof and will deliver satisfactory evidence of such right, power and authority to Purchaser at Closing.

    10.2 Ownership of Property and Personaltv. Seller is the sole owner of and has good fee simple, marketable and insurable title to all of the Property and good, unencumbered marketable title to the Personalty, subject only to those Permitted Exceptions which are specifically applicable thereto (if any) and which Purchaser has agreed to accept as title exceptions in the Title Policy for the Property.

     10.3 Zoning and Permits. To the best of Seller's knowledge without due inquiry, the Property is currently zoned appropriately for use as a fast-food restaurant with drive-through window. All necessary governmental permits for the development and/or operation of the Property, as currently conducted, are readily available. Seller has received no notice or order from any governmental authority having jurisdiction over the Property that adversely affects the use, development, construction and/or operation of the Property as presently conducted.

     10.4 Hazardous Waste. For purposes of this paragraph, "hazardous substance" means any matter giving rise to liability under the Resources Conservation Recovery Act ("RCRA"), 42 U.S.C.
Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., or generally any contaminant, oil or petroleum product of any nature whatsoever, radioactive or other material, and/or any medical, biological or other toxic substance or waste, the removal of which is required or the maintenance of which is proscribed, regulated or penalized by any local, state or federal agency authority or governmental unit (collectively, the "Governmental Authorities")..

          (a) To Seller's best knowledge, without due inquiry, the Property does not contain any hazardous substance.

          (b)  Seller has not conducted, authorized or  permitted
     the    generation,   transportation,   storage,   treatment,
     handling or disposal of any hazardous substance at the Property.

          (c) Seller is not aware of any pending or threatened litigation or proceedings before any Governmental Authority in which any person or entity or Governmental Authority alleges the presence, release, threat of release, placement on or in the Property or the generation, transportation, storage, treatment or disposal at the Property of any hazardous substance.

          (d) Seller has not received any notice of and has no actual or constructive knowledge that any Governmental Authority or any employee or agent thereof has determined, or threatens to determine, that there is a presence, release, threat of release, placement on or in the Property or the generation, transportation, storage, treatment or disposal at the Property of any hazardous substance.

          (e) There are and have been no communications to or from or agreements with any Governmental Authority or any private entity and Seller, nor any other party to the best of Seller's knowledge, including, but not limited to, any prior owners of the Property or any adjacent or nearby property, relating in any way to the generation, transportation, storage, treatment or disposal at the Property of any hazardous substance.

          (f) [Intentionally deleted.]



          (g) To Seller's best knowledge and belief, without due inquiry, there are no underground storage tanks on or in the Property and there has never been any underground storage tank or tanks on or in the Property.

     10.5Governmental Code. Statute. Seller knows of no  existing condition  with  respect to the Property or  its  operation  that
violates  any  government  code,  rule,  statute,  ordinance   or
regulation.

     10.6Further Encumbering. Seller shall not further encumber, or allow the encumbrance of, the title to the Property or modify the terms or conditions of any existing encumbrances, if any, without the written consent of Purchaser.

     10.7No Condemnation Proceedings. There are no condemnation or eminent domain proceedings pending, threatened or contemplated against the Property or any part of the Property, and Seller has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part of the Property.

     10.8Purchaser's Reliance. Purchaser's obligation to purchase is expressly conditioned upon all of the representations, warranties and covenants of Seller herein being true and correct, both as of the date of full execution of this Agreement and as of the date of Closing.

              ARTICLE XI- MISCELLANEOUS PROVISIONS

     11.1No term or condition of this Agreement will be deemed to have been waived or amended unless expressed in writing, and the waiver of any condition or the breach of any term will not be a waiver of any subsequent breach of the same or of any other term or condition. This Agreement constitutes the entire Agreement of the parties which incorporates prior written or oral understandings and supersedes same. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, devisees, personal representatives, successors or assigns.

     11.2It  is  the  express  intention  and  agreement  of  the parties to this Agreement that all covenants, agreements, statements, representations and warranties made by Seller in this Agreement shall survive this Agreement, the delivery of the Deed and other closing documents, and the Closing.

     11.3TIME IS OF THE ESSENCE OF THIS AGREEMENT.

     11.4Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than the other.

     11.5This Agreement shall be governed by, and construed under, the laws of the State in which the Property is located.

     11.6Purchaser may assign its interest in this Agreement, either in whole or part, to any party that assumes Purchaser's obligations in writing, without the prior consent of Seller, and Purchaser shall be released here from as a result of any entire assignment.

     11.7All of the representations and warranties of Seller contained in the Agreement shall be true, correct and complete on and as of the date of the execution of this Agreement and again on and as of the Closing date. If any representations or warranties of Seller in this Agreement become known by Purchaser, to be untrue and are not remedied by Seller after notice is given by  Purchaser prior to Closing, Purchaser may: (a) terminate this
Agreement;   or   (b)  waive  its  objections   and   close   the
transactions.

    11.8 The phrase "Business Day" as used herein shall mean Mondays - Fridays from 9:00 a.m. to 5:30 p.m., Legal Holidays excepted. The phrase "Legal Holidays" shall mean and refer to any day which would otherwise constitute a Business Day but which is observed as a holiday by employees of the United States Government and of the State of Georgia government.

                     ARTICLE XII- NONCOMPETE

     12.1[Intentionally deleted.]

                     ARTICLE XIII - NOTICES

     13.1All notices, requests, consents and other communications hereunder shall be in writing and shall either be
(i) personally delivered, or (ii) mailed by first-class registered or certified mail, return-receipt requested, postage prepaid, or (iii) sent by pre-paid, receipted same-day or overnight private courier, or (iv) sent by telecopy or facsimile transmission with continuation of transmission (provided a copy thereof is sent by any other means described herein within three
(3) Business Days thereafter). Notices shall be effective when received as evidenced by return receipt, receipt indicating refusal to accept delivery, or receipt indicating inability to deliver, and shall be sent to the following addresses:

    If to Purchaser:c/o RTM Inc.
                    5995 Barfield Road
                    Atlanta, Georgia 30328
                    Attn:  Senior Vice President - Real Estate
                    Phone: (404) 256-4900
                    Fax:  (404) 250-4856

     with copy to:  Hartman, Simons, Spielman & Wood LLP
                    6400 Powers Ferry Road, N.W. Suite 400
                    Atlanta, Georgia 30339
                    Attn:  Susan M Gordon Esq
                    Phone: 770/980-3421
                    Fax:  770/618-8556





    If to Seller:   AEI Real Estate  Fund 85-B LP
                    1300 Wells Fargo Place
                    30 East Seventh Street
                    St. Paul, Minnesotaa 55101


    With copy to:   Michael B Daugherty
                    The Daugherty Firm
                    1300 Wells Fargo Place
                    Saint Paul, Minnesota 55101


    If to Escrow Agent: Land America Financial Group Inc
                        450 South Orange Avenue
                        Orlando, Florida 32801
                        Attn: Juanita A. Schuster



                       ARTICLE XIV - DEFAULT

     14.1In the event of any litigation brought under the terms of this Agreement, whether at trial or any appellate level, the prevailing party in such litigation shall be entitled to an award of costs, expenses and reasonable attorneys' fees actually incurred in addition to any other award of damages made by such court.





     IN WITNESS WHEREOF, the Seller has caused this instrument to be executed and sealed this 2nd day of February 2004.

                              SELLER:


                              AEI REAL ESTATE FUND 85-B Limited
                              Partnership, a Minnesota limited
                              partnership
                              SSN or FEIN:


/s/ Debra Jochum               By: Net Lease Management 85-B, Inc.,
      Witness                      its corporate general partner




/s/ Jennifer Schriner           By/s/ Robert P Johnson
      Witness                    Name Robert P Johnson
                                   Its President


     IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed and sealed this 6th day of February 2004








                                   PURCHASER:
                                   RTM OPERATING COMPANY, a
                                   Delaware corporation
                                   SSN or FEIN:


                                   By: /s/Daniel T Collins
                                   Name: Daniel T Collins
                                   Its:Vice President

/s/ Lynn McDaniel
    witness


Liz
 witness                           By/Attest /s/ Robert S Stallings
                                                 VP Assistant Secretary


                           EXHIBIT "A"

                        LEGAL DESCRIPTION


                 Description of 0.58 Acre Tract


BEGINNING at a point in the northern margin of Old Hickory Boulevard, said point being 40 feet at right angles from the centerline of Old Hickory Boulevard, said point also being in a southwesterly direction following the northern margin of Old Hickory Boulevard a distance of 415.57 feet from the southwest corner of the Town and Country Realtors tract and the southeast corner of the Hamilton Hills Shopping Center tract; runs thence in a southwesterly direction following the curve to the right of the northern margin of Old Hickory Boulevard, having a radius of
532.96 feet a distance of 122.91 feet (south 54 degrees 46 minutes west 122.64 feet chord) to a point; runs thence north 4 degrees east a distance of 301.90 feet to a point; runs thence south 86 degrees east a distance of 95 feet to a point; runs thence south 4 degrees west a distance of 224.34 feet to a point in the northern margin of Old Hickory Boulevard and the point of beginning, containing 25,285.97 square feet (0.58 of an acre) and surveyed by McALEXANDER ENGINEERING on October 18, 1985.